AGREEMENT OF LIMITED PARTNERSHIP
                             OF
         WRIGHT-CARLYLE SEATTLE LIMITED PARTNERSHIP

     This Limited Partnership Agreement (the "Agreement") is made and entered into as of the ____ day of November, 1994, by and among Wright Runstad Properties L.P., a Delaware limited partnership ("WR Properties" or the "General Partner") and Carlyle Seattle Associates, an Illinois general partnership, ("Carlyle" or the "Limited Partner").

                          RECITALS

     A. Carlyle and 999 Third Avenue, Ltd., a Washington limited partnership, ("999 Third Avenue") previously formed Wright-Carlyle Seattle, a Washington general partnership ("Wright-Carlyle General Partnership") as evidenced by those certain Articles of Partnership of Wright-Carlyle Seattle dated as of March 10, 1982, as amended by that certain letter agreement captioned "Letter Re Refinancing", dated as of June 21, 1985, as further amended by that certain letter agreement captioned "Letter Re Construction Related Excess), dated as of December 31, 1988 (the "Wright-Carlyle General Partnership Agreement").

     B. Immediately prior to the execution of this Agreement, (i) the partners in 999 Third Avenue will contribute their partnership interests in 999 Third Avenue or 999 Third Avenue will contribute its entire partnership interest in the Wright-Carlyle General Partnership to Wright Runstad Holdings L.P. ("WR Holdings") in exchange for a partnership interest in WR Holdings, and WR Holdings will then contribute the Wright-Carlyle General Partnership interest to WR Properties in exchange for a partnership interest in WR Properties, and (ii) Carlyle will sell 49.95% of its partnership interest in the Wright-Carlyle General Partnership to WR Properties. Carlyle has retained the remainder of its partnership interest in the Wright-Carlyle General Partnership. Accordingly, the partners in the Wright-Carlyle General Partnership at the time of the execution of this Agreement will be WR Properties and Carlyle.

     C. WR Properties and Carlyle desire to amend the Wright-Carlyle General Partnership Agreement to cause the Wright-Carlyle General
Partnership to be converted from a general partnership into a limited partnership.

     Therefore, the parties hereto agree as follows:

     1. Definitions. The following terms used in the Agreement shall have the meaning specified below:

          1.1 "Accrued Account Amount" means the excess of (1) the Minimum Return for the period from March 10, 1982 through December 31, 1984 over (2) the aggregate amount of "Net Cash Receipts" for the period prior to January 1, 1985 which were received by Carlyle prior to March 15, 1985 under Section 3.1(A)(1) of the Wright-Carlyle General Partnership Agreement.

          1.2  "Act" means the Washington Revised Uniform Limited
Partnership Act, as amended from time to time.

          1.3 "Additional Capital Contributions" means the capital contributions made to the Partnership by WR Properties pursuant to
Section 8 of this Agreement.

          1.4 "Additional Capital Contribution Preferred Return" means an amount equal to a twenty percent (20%) per annum cumulative, annual compounding return on the amount of the WR Properties Adjusted Additional Capital Contribution Amount to the Partnership, which return shall commence on the date(s) that the Additional Capital Contributions are made to the Partnership. In the case of a partial year, the amount of the WR Properties' Additional Capital Contribution Preferred Return shall be reduced proportionately.

          1.5 "Adjusted Additional Capital Contribution Amount" means the excess of the amount of the Additional Capital Contribution made to the Partnership by the WR Properties pursuant to Section 8 over the sum of prior distributions of Net Cash Receipts to the WR Properties pursuant to Section 9.1A(2), distributions of Net Sale Proceeds to the WR Properties pursuant to Section 9.2A(2) and distributions of Net Financing Proceeds to WR Properties pursuant to Section 9.3A(2).

          1.6 "Agreement" means this Agreement of the Wright-Carlyle Seattle Limited Partnership, as it may be amended from time to time.

          1.7 "Asset Value" means, for any asset of the Partnership, such asset's adjusted basis for federal income tax purposes, except as follows:

               (a) The initial Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed upon by a majority in interests of the Partners. Notwithstanding the foregoing, for purposes of assigning Asset Values to the initial Capital Contributions of the Partners set forth in Section 7.1, the General Partner shall assign an aggregate Asset Value to such contributions based upon the values determined and utilized upon the formation of WR Properties.

               (b) The Partnership shall adjust the Asset Values of all assets of the Partnership to equal their respective gross fair market values at the following times as reasonably determined by the General Partner in accordance with generally recognized appraisal procedures: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution, (ii) the distribution to a Partner of more than a de minimis amount of money or other property to a Partner in consideration of all or part of such Partner's interest in the Partnership, or (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1,704-1(b)(2)(ii)(g); provided that the adjustments in clauses (i) and (ii) above shall be made only if a majority in interest of the Partners determine that such adjustments are necessary to reflect the relative economic interests of the Partners in the Partnership;

               (c) If an asset of the Partnership is subject to depreciation, amortization or cost recovery deductions allowable under the Code, the Asset Value of such asset shall be reduced in each fiscal year by an amount which bears the same ratio to the Asset Value of such asset at the beginning of such fiscal year as the amount of the depreciation, amortization or cost recovery deductions allowed under the Code for such fiscal year bears to the adjusted basis of such asset for federal income tax purposes as of the beginning of such fiscal year. If the adjusted basis for federal income tax purposes of the asset is zero, the depreciation, amortization or cost recovery deduction shall be determined with reference to the beginning Asset Value using any reasonable method selected by the General Partner.

          1.8 "Capital Account" means the account maintained for each Partner in accordance with Section 7.5. In the case of a transfer of an interest, the transferee shall succeed to the Capital Account of the transferor, or, in the case of a partial transfer, a proportionate share thereof.

          1.9 "Capital Contribution" means the total amount of money and the fair market value of all property contributed to the Partnership by each Partner pursuant to the terms of the Agreement. Any reference to the capital contribution of a Partner shall include the capital contribution made by a predecessor holder of the interest of such Partner.

          1.10 "Carlyle" means Carlyle Seattle Associates, an Illinois general partnership, and its successors and assigns as a Partner hereof.

          1.11 "Code" means the United States Internal Revenue Code of 1986, as amended. References to specific Code Sections or Treasury Regulations shall be deemed to refer to such Code Sections or Treasury Regulations as they may be amended from time to time or to any successor Code Sections or Treasury Regulations if the Code Section or Treasury Regulation referred to is repealed.

          1.12 "Deemed Capital Account" means a Partner's Capital Account, as calculated from time to time, adjusted by (i) adding thereto the sum of (A) the amount of such Partner's Mandatory Obligation, if any, and (B) each Partner's share of Minimum Gain (determined after any decreases therein for such year) and (ii) subtracting therefrom
(A) allocations of losses and deductions which are reasonably expected to be made as of the end of the taxable year to the Partners pursuant to Code Section 704(e)(2), Code Section 706(d) and Treasury Regulation
Section 1.751-1(b)(2)(ii), and (B) distributions which at the end of the taxable year are reasonably expected to be made to the Partner to the extent that said distributions exceed offsetting increases to the Partner's Capital Account (including allocations of the Qualified Income Offset pursuant to Section 10.5 but excluding allocations of Minimum Gain Chargeback pursuant to Section 10.4) that are reasonably expected to occur during (or prior to) the taxable years in which such distributions are reasonably expected to be made.

          1.13 "Financing Proceeds" and "Sale Proceeds" are, respectively, the proceeds from (1) any financing or refinancing of the Property, and (2) any sale or disposition or taking (including, but not limited to, the proceeds of any eminent domain proceeding) of the Property. "Net Financing Proceeds" and "Net Sale Proceeds" are the proceeds remaining from, respectively, the Financing Proceeds and Sale Proceeds, after (a) the payment of (i) all costs and expenses (including prepayment penalties) related thereto, and (ii) any capital expenditures or other expenses for which such proceeds are used, (b) the satisfaction of any debt being refinanced or discharged and any other debts or liabilities of the Partnership for which the same is used, and (c) the setting aside of any reserves therefrom deemed proper by the General Partner in its sole discretion.

          1.14 "Interest" or "Partnership Interest" means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in the Agreement and in the Act, together with the obligations of such partner to comply with all the terms and provisions of the Agreement and the Act.

          1.15 "Mandatory Obligation" means the sum of (i) the amount of a Partner's remaining contribution obligation (including the amount of any Capital Account deficit such Partner is obligated to restore upon liquidation) provided that such contribution must be made in all events within ninety (90) days of liquidation of the Partner's interest as determined under Treasury Regulation Section 1.704-1(b)(2)(ii)(g) and
(ii) such Partner's share of recourse debt of the Partnership.

          1.16 "Minimum Gain" means the amount determined by computing, with respect to each nonrecourse liability of the Partnership, the amount of gain, if any, that would be realized by the Partnership if it disposed of the Partnership property subject to such nonrecourse liability in full satisfaction thereof in a taxable transaction, and then by aggregating the amounts so determined. Such gain shall be determined in accordance with Treasury Regulation Section 1.704-2(d). Each Partner's share of Minimum Gain at the end of any taxable year of the Partnership shall be determined in accordance with Treasury Regulation
Section 1.704-2(g)(l). Notwithstanding the foregoing, in the event the Partnership incurs "partner nonrecourse debt" with respect to WR Properties or a related person, appropriate adjustments shall be made to conform to the requirements of the Treasury Regulations governing partner nonrecourse debt. (Partner nonrecourse debt with respect to the Limited Partner is prohibited hereunder by Section 8.3 below.)

          1.17 "Minimum Return" for the applicable period means the following:

          (1) If the applicable period is prior to January 1, 1985, the Minimum Return is an amount equal to 8% per annum of the contribution or contributions made by Carlyle pursuant to Section 2.1A of the Wright-Carlyle General Partnership Agreement (viz., the contributions in the aggregate amount of $30,000,000) from the date or dates of such contribution or contributions through the end of the applicable period. For example, if the applicable period is the period from March 1, 1982 through December 31, 1984, the term of the Wright-Carlyle General Partnership Agreement commences March 1, 1982, and the contributions made by Carlyle under Section 2.1A of the Wright-Carlyle General Partnership Agreement are $16,000,000 on March 1, 1982, $12,500,000 on
December 31, 1982, and $1,500,000 on January 4, 1983, then the Minimum Return for such period is calculated as follows:

                                 Relevant Period          8% Per Annum of
    Date           Amount       (Between Contribution      Contribution
     of             of                and End of          During Relevant
Contribution      Contribution  Applicable Period)             Period
------------      ------------  ------------------        ---------------

 03/01/82           $16,000,000    2 years, 306 days        $3,633,096
 12/31/82           $12,500,000    2 years, 1 day           $2,002,740
 01/04/83           $ 1,500,000    1 year, 362 days         $  239,014
                                                            ----------
                  Minimum Return for 3/1/82 to 12/31/84 . . $5,874,850
                                                            ----------

          (2) If the applicable period is after December 31, 1984, the Minimum Return in an amount equal to (a) $2,400,000 per annum, plus (b) 8% per annum of the Accrued Account Amount, from January 1, 1985 through the end of the applicable period, reduced (but not below zero) by (c) 8% per annum of all Net Financing Proceeds theretofore distributed to Carlyle pursuant to Section 3.3B(1) of the Wright-Carlyle General Partnership Agreement and to Carlyle and WR Properties pursuant to Section 9.3A hereof, from the date or dates of such distributions pursuant to said Section 3.3B(1) of the Wright-Carlyle General Partnership Agreement or
Section 9.3A hereof to the end of the applicable period. For example, if the applicable period is the period from January 1, 1985 through December 31, 1988, the Accrued Account Amount equals $5,000,000, and the only distribution of Net Financing Proceeds to Carlyle under Section 3.3B(1) of the Wright-Carlyle General Partnership Agreement was in the amount of $3,000,000 on January 1, 1987, then the Minimum Return for such period is $10,960,000 calculated as follows:

     $2,400,000 per annum
       for 4 Years . . . . . . . . . . . . . .$ 9,600,000

     8% per annum of Accrued Account
       Amount ($5,000,000) for 4 Years . . . .$ 1,600,000

     8% per annum of Section 3.3B(1) Distribution
       ($3,000,000) for 1 Year . . . . . . . .$ (240,000)

     Minimum Return for 1/1/85 to 12/31/88 . .$10,960,000

          1.18 "999 Third Avenue" means 999 Third Avenue,
Ltd., a Washington limited partnership, and its successors and assigns as a partner hereof.

          1.19 "Net Cash Receipts" means all cash funds received by the Partnership (other than funds received as capital contributions or loans or funds available upon the dissolution of the Partnership) in excess of amounts required for payment of all operating expenses and the repayment of current liabilities of the Partnership and in excess of any cash reserves which the General Partner, in its sole discretion, deems to be necessary for the operation of the business including, but not limited to, reserves for contingent or unforeseen liabilities or obligations of the Partnership.

          1.20 "Net Income" or "Net Loss" means, for each fiscal year, an amount equal to the Partnership's taxable income or taxable loss under Section 703(a) of the Code
(including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

               (a)  the Partnership's income or gain exempt
from tax not otherwise taken into account in computing Net
Income or Net Loss;

               (b)  the Partnership's non-capitalized
expenditures described in Code Section 705(a)(2)(B) not otherwise taken in account in computing Net Income or Net
Loss;

               (c) amounts paid or incurred to organize the Partnership or to promote the sale of Units to the extent that an election under Code Section 709(b) has not been properly made for such amounts and they are not otherwise taken into account in computing Net Income or Net Loss;

               (d)  if the Partnership recognizes taxable
gain or loss from any disposition of any asset of the Partnership, Net Income or Net Loss resulting from such disposition shall be computed by reference to the Asset Value of such asset, rather than by reference to the adjusted tax basis of such asset; and

               (e) deductions for depreciation, amortization or cost recovery allowable with respect to an asset of the Partnership under the Code shall not be taken into account in determining Net Income or Net Loss but, in lieu thereof, an amount shall be taken into account with respect to each asset which bears the same ratio to the Asset Value of such asset at the beginning of the fiscal year as the amount of the depreciation, amortization or cost recovery deductions allowable under the Code with respect to such asset for such fiscal year bears to the adjusted tax basis of such asset at the beginning of such fiscal year.

          1.21 "Partnership" means the Limited Partnership created and governed by the Agreement.

          1.22 "Property" means the lessee's leasehold interest in the land and all of the real and personal property improvements comprising the 47 - story office building located at 999 Third Avenue, Seattle, Washington and known as "First Interstate Center," together with all rents, income, receipts, revenues and profits arising out of any leases, subleases or tenancies thereof.

     2. Formation. The Partners hereby agree to convert the Wright-Carlyle General Partnership to a limited partnership and to operate as a limited partnership under the terms and conditions set forth herein. Except as otherwise provided herein, the rights and liabilities of the Partners shall be governed by the Act.

     3. Name. The name of the Partnership shall be Wright-Carlyle Seattle Limited Partnership. The General
Partner may from time to time change the name of the Partnership or adopt such trade or fictitious names as it may determine to be appropriate.

     4. Office: Agent for Service of Process. The principal office of the Partnership shall be at 1191 Second
Avenue, Suite 2000, Seattle, Washington 98101.  The
Partnership may maintain such other offices at such other places as the General Partner may determine to be appropriate. The agent for service of process for the Partnership shall be FPS Corporate Services, Inc. at 1111
Third Avenue, Suite 3400, Seattle, Washington 98101 or such other agent for service of process as designated by the General Partner, provided that appropriate documents are filed with the Secretary of State of Washington.

     5. Purposes. The purpose of and the nature of the business of the Partnership is restricted to owning, maintaining, operating and selling the Property and to engaging in all activities related thereto.

     6. Term. The term of the Partnership shall commence on the date of the filing of the Certificate of Limited
Partnership for the Partnership in the office of the Washington Secretary of State, and shall continue until December 31, 2030, unless sooner dissolved, wound up and terminated in accordance with the provisions of this Agreement and the Act.

     7.   Capital Contributions.

          7.1 Capital Contributions. In connection with the formation of the Partnership, the Partners shall contribute their partnership interests in the Wright-Carlyle General Partnership to the Partnership (immediately after the transfers described in Recital B have taken place) in exchange for Partnership Interests in the Partnership. Each Partner shall be credited on the books of the Partnership with a positive Capital Account balance equal to the net value of such contributed partnership interests, established in accordance with the liquidation priorities of the Wright-Carlyle General Partnership, and applying the values determined and utilized in the formation of WR Properties.

          7.2 No Interest on Capital. No Partner shall be entitled to receive interest on its Capital Contributions or its Capital Account.

          7.3 No Withdrawal of Capital. Except as otherwise provided in this Agreement, no Partner shall have the right to withdraw or demand a return of any or all of its capital.


          7.4  Additional Capital.

          (a) Except as otherwise provided for in Section 8 of this Agreement, WR Properties shall not be obligated to make any additional capital contributions to the Partnership.

          (b) The Limited Partner shall not be obligated to make any additional capital contributions to the Partnership.

          7.5  Capital Accounts.

          (a)  Establishment of Capital Accounts.  The
Partnership shall establish and maintain a Capital Account for each Partner in accordance with Treasury Regulations issued under Code Section 704. The initial Capital Account balance for each Partner shall be the amount of initial Capital Contributions made by each Partner under Section 7.1 above. The Capital Account of each Partner shall be increased to reflect (i) such Partner's cash contributions,
(ii) the Asset Value of property contributed by such Partner (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), and (iii) such Partner's share of Net Income (including all gain as calculated pursuant to Section 1001 of the Code) of the Partnership. The Capital Account of each Partner shall be reduced to reflect (a) the amount of money and the fair market value of property distributed to such Partner (net of liabilities securing such distributed property that the Partner is considered to assume or take subject to under Section 752), and (b) such Partner's share of Net Loss.

          (b)  Adjustments.

               (i) If the Asset Values of the Partnership's assets are adjusted pursuant to Section 1.7(b), then the Capital Accounts of all Partners shall also be adjusted as though (a) there were a taxable disposition of the Partnership's assets for their fair market value on the date of such adjustment, (b) the resulting income, gain, loss or deduction were allocated among the Partners in accordance with the terms of this Agreement for allocating Net Income and Net Loss (to the extent that such income, gain, loss or deduction has not previously been reflected in the Capital Accounts of the Partners) and (c) the Partners' distributive share of depreciation, amortization and gain or loss with respect to such asset were determined so as to take into account the variation between the adjusted tax basis and the fair market value of such assets in the same manner as such variation is taken into account under Section 704(c) of the Code.

               (ii) If the Partnership distributes an asset to a Partner in kind, and the fair market value of such asset differs from its adjusted basis for federal income tax purposes, the Capital Accounts of all Partners shall be adjusted as though the Partnership had sold such asset for its fair market value on the date of such distribution and the resulting Net Income or Net Loss had been allocated to the Partners in accordance with the terms of this Agreement (to the extent such amounts had not previously been reflected in the Partners' Capital Accounts).

               (iii)   If the Asset Value of the Property
differs from its adjusted basis for federal income tax purposes, and Section 704(c) of the Code applies to such Partnership Property, the Capital Accounts of the Partners will be adjusted for allocations of depreciation or amortization computed in accordance with Section 1.7(b) and allocations of gain or loss computed in accordance with
Section 1.7(a) in the manner set forth in Treasury Regulation
Section 1.704-1(b)(2)(iv)(g).

          7.6 Default. In the event any Partner shall fail to contribute any cash or property when due hereunder, such Partner shall remain liable therefore to the Partnership, which may institute proceedings in any court of competent jurisdiction in connection with which such Partner shall pay the costs of such collection, including reasonable attorneys' fees.

     8.   Financing and Additional Capital Contributions.

          8.1 TIAA Loan. Immediately after the execution of this Agreement, the Partnership is refinancing the existing loan (the "Prudential Loan") secured by a first-lien mortgage on the Property in favor of The Prudential Insurance Company with a new loan (the "TIAA Loan") from Teachers Insurance and Annuity Association ("TIAA"). The Partnership shall enter into one or more mortgages encumbering the Property in connection with the TIAA Loan, and the mortgage encumbering the Property may secure the entire TIAA Loan. The TIAA Loan will be in the original principal amount of approximately $240,000,000 and will be secured by mortgages on several other properties owned by affiliates of the General Partner.


          8.2  Additional Capital Contribution.  In
connection with TIAA Loan, the General Partner shall contribute such funds as are necessary to pay in full the Prudential Loan after applying to the Prudential Loan the portion of the TIAA Loan allocated to the Property. The Partnership shall pay the debt service on its allocable share of the TIAA Loan, with the amount of such allocation to be determined by the General Partner. The Limited Partner hereby approves this refinancing, including the amount of debt which may encumber the Property and the amount of debt service which may be allocated to the Property. The General Partner may also contribute such additional capital as may be necessary for the Partnership to purchase the fee interest in the land which has been leased to the Partnership and upon which is situated the First Interstate Center. From and after the date such purchase of the land by the Partnership closes, all references to the Property shall include the fee interest in such land.

          8.3 Prohibition of Certain Nonrecourse Financing. In no event shall the Partnership borrow on a nonrecourse basis (within the meaning of Treasury Regulation Section 1.1001-2) pursuant to which the Limited Partner or person related to the Limited Partner (within the meaning of Treasury Regulation Section 1.752-4(b)) bears the economic risk of loss (as defined under Treasury Regulation Section 1.752-2), whether because the Limited Partner or related person is the creditor or a guarantor, or for any other reason.

     9.   Distributions.

          9.1  Distributions of Net Cash Receipts.
Distributions of Net Cash Receipts shall be made at such times as the General Partner shall, in its sole discretion, determine, provided that in no event shall distributions be made to the Partners pursuant to Sections 9.1A(3), A(4) or A(5) below unless both Partners consent to the making of such distributions.

          A. Net Cash Receipts for each calendar year or portion of a calendar year occurring during the term hereof shall be distributed as follows:

               (1) First Level. 100% to WR Properties until such time as the WR Properties has received distributions of Net Cash Receipts pursuant to this Section 9.1A(1) in an amount equal to its accrued, but unpaid, Additional Capital Contribution Preferred Return;

               (2)  Second Level.  100% to WR Properties
until such time as the WR Properties has received distributions of Net Cash Receipts pursuant to this
Section 9.1A(2) in an amount equal to its Adjusted Additional
Capital Contribution Amount;

               (3)  Third Level.  50.05% to Carlyle and
49.95% to WR Properties until such time as the Partners in the aggregate have received distributions of Net Cash Receipts in an amount equal to a sum which, when added to the Net Cash Receipts theretofore (but after December 31, 1984) received by Carlyle under Section 3.1A(1) of the Wright-Carlyle General Partnership Agreement and Carlyle and WR Properties pursuant to this Section 9.1A(3), equals the Minimum Return from January 1, 1985 through the end of the calendar year in which the current distribution is made.

               (4)  Fourth Level.  WR Properties shall be
entitled to receive the balance, if any, of the Net Cash Receipts, for each calendar year or portion of a calendar year remaining after the distributions for such calendar year under the First, Second and Third Levels above, until WR Properties receives in such year under this Section 9.1A(4) a non-cumulative amount equal to $400,000 per annum less the sum of (a) an amount equal to 8% per annum of all Net Financing Proceeds distributed to WR Properties pursuant to
Section 9.3C hereof and to 999 Third Avenue pursuant to
Section 3.3B(1) of the Wright-Carlyle General Partnership Agreement prior to such calendar year, and (b) an amount equal to 8% per annum of all Net Financing Proceeds distributed to WR Properties pursuant to Section 9.3C hereof during such calendar year calculated from the date or dates of such distributions to the end of such calendar year.

               (5) Fifth Level. The balance, if any, of the Net Cash Receipts for each calendar year or portion of a calendar year occurring during the term hereof remaining after the distributions under the First, Second, Third and Fourth Levels above, shall be distributed 74.975% to WR Properties and 25.025% to Carlyle.

          B. Distributions of Net Cash Receipts shall be made in the order of the levels specified above, with the entire amount payable under a level distributed before any distribution is made under a lower level; provided, however, that if the "Plan" for the particular calendar year delivered pursuant to the Management Agreement and approved by the Partners shows that there will be sufficient Net Cash Receipts for such year for Carlyle and WR Properties to receive the maximum amount that they can receive under
Section 9.1A(3) hereof and for WR Properties to receive an amount under Sections 9.1A(1) and 9.1A(3) hereof, and the actual Net Cash Receipts to the end of the particular calendar month during such year are in accordance with such Plan, and the Net Cash Receipts received by Carlyle and WR Properties under Section 9.1A(3) hereof for the period from the commencement of such year through the end of such calendar month shall be equal to the "Proportionate Part" of the maximum amount receivable under said Section 9.1A(3) hereof, then there shall be distributed to WR Properties, out of such Net Cash Receipts and prior to further distributions of the same under any other subsection of Section 9.1A hereof, an amount which does not exceed any undistributed balance of the "Proportionate Part" of the Net Cash Receipts which the Plan shows is to be received by WR Properties for such year under Section 9.1A(4) hereof. However, any future distributions of Net Cash Receipts to WR Properties shall be reduced by the excess, if any, of the amount of Net Cash Receipts for such year received by WR Properties by reason of this subsection B over the Net Cash Receipts for such year to which WR Properties is entitled according to the levels set forth in subsection A above. "Proportionate Part" means a fraction (1/12, 2/12, 3/12 . . . 11/12 or 12/12), the numerator of which is the number of calendar months that have elapsed in the particular calendar year to the end of the particular calendar month, and the denominator of which is 12.

          9.2  Distributions of Net Sale Proceeds.

          A. Distributions of Net Sales Proceeds shall be made at such times as the General Partner shall, in its sole discretion determine. Except as provided in Section 17.4, distributions of Net Sale Proceeds shall be made in the following order of priority:

               (1)  First, 100% to WR Properties until such
time as the WR Properties has received distributions of Net
Sale Proceeds pursuant to this Section 9.2A(1) in an amount equal to its accrued, but unpaid, Additional Capital
Contribution Preferred Return.

                (2)    Second, 100% to WR Properties until
such time as the WR Properties has received distributions of Net Sale Proceeds pursuant to this Section 9.2A(2) in an amount equal to its Adjusted Additional Capital Contribution Amount.

               (3)  Third, in the event the distributions
theretofore made to Carlyle and WR Properties for any period after December 31, 1984 pursuant to Section 9.1A(3) hereof (and to Carlyle pursuant to Section 3.1(A)(1) of the Wright-Carlyle General Partnership Agreement), plus the amount of the prior distributions to Carlyle and WR Properties of Net Sale Proceeds pursuant to this
Section 9.2A(3), (and to Carlyle pursuant to subsection 3.2A(1) of the Wright-Carlyle General Partnership Agreement) are less than an amount equal to the Minimum Return from January 1, 1985 to the end of the calendar month in which the current distribution of such Net Sale Proceeds is made, then there shall first be distributed to Carlyle and WR Properties out of such Net Sale Proceeds an amount equal to such deficiency.

               (4)  The balance of the Net Sale Proceeds
remaining after the distributions pursuant to Sections
9.2A(1), 9.2A(2) and 9.2A(3) above shall be distributed as follows:

                    (a)  First Level.  The balance shall be
distributed 50.05% to Carlyle and 49.95% to WR Properties until Carlyle and WR Properties have received under this
Section 9.2A(4)(a) a sum which, when added to the aggregate distributions theretofore or then made to Carlyle and WR
Properties under Section 9.3 hereof and to Carlyle under
Section 3.3 of the Wright-Carlyle General Partnership
Agreement or under this Section 9.2A(4)(a), amounts in the aggregate to $39,000,000 plus the Accrued Account Amount.

                    (b)  Second Level.  The balance, if any,
of the Net Sale Proceeds remaining after the distributions pursuant to Sections 9.2A(1), 9.2A(2), 9.2A(3) and 9.2A(4)(a)
above shall be distributed to WR Properties until WR Properties has received under this Section 9.2A(4)(b) a sum which, when added to the aggregate distributions theretofore or then made to WR Properties under Section 9.3 hereof or under this Section 9.2A(3)(b), amounts in the aggregate to $5,000,000.

                    (c)  Third Level.  The balance, if any,
of the Net Sale Proceeds remaining after the distributions pursuant to Sections 9.2A(1), 9.2A(2), 9.2A(3), 9.2A(4)(a)
and 9.2A(4)(b) above shall be distributed 74.975% to WR
Properties and 25.025% to Carlyle.

          B. The cash portion of the purchase price of the Property or any part thereof, together with all installments and payments of cash of or against any deferred portion of such purchase price, shall be distributed in accordance with the levels provided above, with each person or entity entitled to payment under a level receiving the entire amount of such cash until the sum payable under such level has been discharged in cash.

          9.3  Distributions of Net Financing Proceeds.  Net
Financing Proceeds shall be distributed as follows:

               A. First Level. 100% to WR Properties until such time as the WR Properties has received distributions of Net Financing Proceeds pursuant to this Section 9.3A in an amount equal to its accrued, but unpaid, Additional Capital Contribution Preferred Return.

               B.   Second Level.  100% to WR Properties
until such time as the WR Properties has received distributions of Net Financing Proceeds pursuant to this
Section 9.3B in an amount equal to its Adjusted Additional
Capital Contribution Amount.

               C.   Third Level.   To WR Properties and
Carlyle until such time as WR Properties and Carlyle have received an amount equal to the sum of $44,000,000 and the Accrued Account Amount in accordance with the following percentages: the percentage to be received by Carlyle shall be determined by dividing (a) $19,519,500 plus the Accrued Account Amount by (b) the sum of $44,000,000 and the Accrued Account Amount; and the percentage to be received by WR Properties shall be determined by dividing (x) $24,480,500 by
(y) the sum of $44,000,000 and the Accrued Account Amount.

               D.   Fourth Level.  The balance, if any, of
such Net Financing Proceeds remaining after the distributions under the First Level above shall be distributed 74.975% to WR Properties and 25.025% to Carlyle.

     10.  Allocation of Net Income and Net Loss.

          10.1 Allocation of Net Loss. The Partnership shall allocate all Net Loss of the Partnership to WR Properties.

          10.2 Allocation of Net Income. Except as otherwise provided in this Section 10, the Partnership shall allocate all Net Income among the Partners as follows:

          (a) First, to WR Properties until a cumulative amount of Net Income has been allocated pursuant to this
Section 10.2(a) equal to the cumulative amount of Net Loss that has been allocated to WR Properties pursuant to Section 10.1;

          (b) Second, to WR Properties until a cumulative amount of Net Income has been allocated pursuant to this
Section 10.2(b) equal to the cumulative amount of the Additional Capital Contribution Preferred Return which has accrued from the date of this Agreement through the end of the taxable year with respect to which such allocation is made;

          (c) Third, among the Partners in proportion to their respective Unallocated Profit Distributions. Each Partner's "Unallocated Profit Distributions" shall be equal to the excess, if any, of the aggregate distributions received by such Partner pursuant to Section 9.1, 9.2 and 9.3 over the sum of (i) such Partner's Capital Contributions pursuant to Sections 7.1, 7.4 and 8.2, and (ii) the excess of Net Income over Net Loss previously allocated to such Partner pursuant to any provision of this Agreement (including allocations made pursuant to Sections 10.3 through 10.5); and

          (d) Thereafter, any remaining Net Income shall be allocated among the Partners 74.975% to WR Properties and 25.025% to Carlyle, provided that, except as required by Sections 10.3 through 10.5, in no event shall the Limited Partner be allocated Net Income for any year pursuant to Sections 10.2(c) and (d) in excess of the amount of Net Cash Receipts distributed to the Limited Partner during such year.

          10.3 Minimum Gain Chargeback. If there is a net decrease in Minimum Gain during a taxable year of the Partnership, then notwithstanding any other provision of this
Section 10 or Section 17.3, all Partners with deficit Deemed Capital Account balances at the end of such year shall be allocated the Minimum Gain Chargeback (as defined below) for such year (and succeeding taxable years to the extent necessary) in such amounts and proportions as is needed to eliminate such deficits as quickly as possible. The Minimum Gain Chargeback shall consist (i) first of gains recognized from the disposition of such items of property, and (ii) then a pro rata portion of the Partnership's other items of gross income and gain for that year.

          10.4 Qualified Income Offset. If at the end of any taxable year and after operation of Section 10.3, any Partner shall have a negative balance in its Deemed Capital Account, then notwithstanding anything contained in this Section 10 or
Section 17.3, there shall be reallocated to each Partner with a negative balance in its Deemed Capital Account (determined after the allocation of income, gain or loss for such year) each item of Partnership gross income (unreduced by any deductions) and gain in proportion to such negative balances until the Deemed Capital Account for each such Partner is increased to zero.

          10.5 Fractions Rule. Notwithstanding anything to the contrary in this Agreement, all allocations under this Agreement shall be made only to the extent that, and shall be adjusted insofar as may be required so that, the Partnership's allocations satisfy the requirements of Code
Section 514(c)(9)(E) (including Code section
514(c)(9)(E)(i)(II)), applicable Regulations promulgated thereunder, and any other administrative guidelines or pronouncements thereunder, taking into account all circumstances, including, but not limited to, the admission to WR Properties of Mellon Bank, N.A. as trustee for First Plaza Group Trust.

          10.6 Deficit Capital Accounts at Liquidation. No Limited Partner shall have any obligation at any time to restore a deficit balance in its Capital Account. If following a liquidation of the General Partner's interest as determined under Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the General Partner has a deficit balance in its Capital Account after the allocation of Net Income and Net Loss pursuant to Section 17.3 and all other adjustments have been made to the General Partner's Capital Account with respect to the Partnership's operations and liquidation, then the General Partner shall make a cash capital contribution to the Partnership, on or before the end of the Partnership taxable year during which such liquidation occurs (or, if later, within 90 days after the date of such liquidation), in an amount equal to such deficit balance. The capital contribution of the General Partner made pursuant to the preceding sentence shall, upon liquidation of the Partnership, be paid to creditors of the Partnership or distributed to other Partners in accordance with their positive Capital Account balances.

     11. Partnership Expenses. The Partnership shall pay, and the General Partner shall be reimbursed for, all costs and expenses of the Partnership, which may include, but are not limited to:

          (a) All organizational expenses incurred in the formation of the Partnership;

          (b)  All costs of personnel employed by the
Partnership;

          (c) All costs reasonably related to the conduct of the Partnership's day to day business affairs, including, but without limitation, the cost of supplies, utilities, taxes, license fees, and services contracted from third parties;

          (d)  All costs of borrowed money, taxes and
assessments on the Property, and other taxes applicable to the Partnership;

          (e) Legal, audit, accounting, brokerage and other fees;

          (f) Printing and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership;

          (g)  Fees and expenses paid to contractors,
mortgage bankers, brokers and services, leasing agents, consultants, on site managers, real estate brokers, insurance brokers and other agents, including affiliates of the General
Partner;

          (h) Expenses in connection with the acquisition, preparation, design, planning, construction, development, disposition, replacement, alteration, repair, remodeling, refurbishment, leasing, financing and refinancing and operation of the Property (including the costs and expenses of legal and accounting fees, insurance premiums, real estate brokerage and leasing commissions and of maintenance of the Property);

          (i) The cost of insurance obtained in connection with the business of the Partnership;

          (j) Expenses of revising, amending, converting, modifying or terminating the Partnership;

          (k) Expenses in connection with distributions made by the Partnership to, and communications and bookkeeping and clerical work necessary in maintaining relations with the Limited Partner;

          (l) Expenses in connection with preparing and mailing reports required to be furnished to the Limited
Partner for investment, tax reporting or other purposes which the General Partner deems appropriate;

          (m)  Costs incurred in connection with any
litigation, including any examinations or audits by regulatory agencies; and

          (n) Costs of preparation and dissemination of informational material and documentation relating to potential sale, refinancing or other disposition of the Property.

     12.  Powers, Rights and Obligations of General Partner.


          12.1 General Authority and Powers of General
Partner.  Except as provided in Section 12.7 and subject to
Section 20.6, the General Partner shall have the exclusive right and power to manage, operate and control the Partnership and to do all things and make all decisions necessary or appropriate to carry on the business and affairs of the Partnership. The authority of the General Partner shall include, but shall not be limited to the following:

          (a) To spend the capital and revenues of the Partnership;

          (b) To manage, sell, develop, improve, operate and dispose of the Property;

          (c) To employ persons, firms and/or corporations for the operation and management of the Partnership's business and for the operation and development of the Property, including but not limited to sales agents, management agents, architects, engineers, contractors, attorneys and accountants;

          (d) To acquire, lease and sell personal and/or real property, including without limitation the purchase of land described in Section 8 above, and to hire and fire employees, and to do all other acts necessary, appropriate, or helpful for the operation of the Partnership business;

          (e) To execute, acknowledge and deliver any and all instruments to effectuate any of the foregoing powers and any other powers granted the General Partner under the laws of the state of Washington or other provisions of this Agreement;

          (f) To enter into and to execute agreements for employment or services, as well as any other agreements and all other instruments the General Partner deems necessary or appropriate to operate the Partnership's business and to operate and dispose of the Property or to effectively and properly perform its duties or exercise its powers hereunder;

          (g) To borrow money on a secured or unsecured basis from individuals, banks and other lending institutions to refinance the Property, to meet other Partnership obligations, provide Partnership working capital and for any other Partnership purpose, and to execute promissory notes, mortgages, deeds of trust and assignments of the Property, and such other security instruments as a lender of funds may require to secure repayment of such borrowings; provided, that no individual, bank or other lending institution to which the General Partner applies for a loan shall be required to inquire as to the purpose for which such loan is sought, and as between the Partnership and such individual, bank or other lending institution it shall be conclusively presumed that the proceeds of such loan are to be, and will be, used for purposes authorized under the terms of this Agreement, provided, however, that the General Partner shall be required to obtain the consent of the Limited Partner for any refinancing that does not meet the refinancing parameters set forth in Exhibit F to the Letter Re Sale/Option and Partnership Amendment Agreement dated as of May 15, 1994;

          (h) To enter into such agreements and contracts with parties and to give such receipts, releases and discharges, with respect to the business of the Partnership as the General Partner deems advisable or appropriate;

          (i)  To purchase, at the expense of the
Partnership, such liability and other insurance as the General Partner, in its sole discretion, deems advisable to protect the Partnership's Property and business; however, the General Partner shall not be liable to the Partnership or the Limited Partner for failure to purchase any insurance; and

          (j) To sue and be sued, complain, defend, settle and/or compromise, with respect to any claim in favor of or against the Partnership, in the name and on behalf of the Partnership.

          12.2 Time Devoted to Partnership; Other Ventures. The General Partner shall devote so much of its time to the business of the Partnership as in its judgment the conduct of the Partnership's business reasonably requires. The General Partner may engage in business ventures and activities of any nature and description independently or with others, whether or not in competition with the business of the Partnership, and shall have no obligation to disclose business opportunities available to it, and neither the Partnership nor the Limited Partner shall have any rights in and to such independent ventures and activities or the income or profits derived therefrom by reason of its acquisition of interests in the Partnership.

          12.3 Liability of General Partner to Limited
Partner and Partnership. In carrying out its duties and exercising the powers hereunder, the General Partner shall exercise reasonable skill, care and business judgment. The General Partner shall not be liable to the Partnership or the Limited Partner for any act or omission performed or omitted by it in good faith pursuant to the authority granted to it by this Agreement as a General Partner or Tax Matters Partner unless such act or omission constitutes gross negligence or willful misconduct by such General Partner.

          12.4 Indemnification. The Partnership shall indemnify and hold harmless the General Partner from any loss or damage, including attorneys' fees actually and reasonably incurred by it, by reason of any act or omission performed or omitted by it on behalf of the Partnership or in furtherance of the Partnership's interests or as Tax Matters Partner; however, such indemnification or agreement to hold harmless shall be recoverable only out of the assets of the Partnership and not from the Limited Partners. The foregoing indemnity shall extend only to acts or omissions performed or omitted by the General Partner in good faith and in the belief that the acts or omissions were in the Partnership's interest or not opposed to the best interests of the Partnership.

          12.5 Fiduciary Responsibility. The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, and all such funds and assets shall be used in accordance with the terms of this Agreement. The General Partner shall not be permitted to loan Partnership funds to itself or to any of its affiliates.

          12.6 Contracts with the General Partner.

               (a)  All Partners recognize that the
Partnership will enter into agreements from time to time with the General Partner or its affiliates for services in connection with development, construction, and operation of the Property. In particular, the Partners acknowledge that the Partnership shall continue to contract with Wright Runstad Associates L.P., a Washington limited partnership, for the management of the Property and shall enter into a management agreement with Wright Runstad Associates L.P. upon terms and conditions not more favorable to the manager than the terms and conditions for management of major office properties by such parties in the greater Seattle area.

               (b)  With respect to any other agreement
between the Partnership and the General Partner, or its affiliates, the Partners hereby agree that:

                 (i)   Such agreements shall provide for
normal and competitive fees to be paid by the Partnership, representing reasonable profit and overhead allowances to the contracting parties, and shall be subject to terms and conditions not more favorable to the General Partner or its affiliates than terms and conditions for similar agreements with nonaffiliated parties;

                (ii)   Such agreements shall not require the
specific approval of the Limited Partner;

               (iii)   Such agreements may be amended from
time to time by change order or otherwise, as the General
Partner shall determine reasonable in the conduct of the Partnership business, whether or not such agreements or any prior amendments thereto have been approved by the Limited
Partner;

                (iv) The duty of the General Partner to the Partnership and to the Limited Partner with respect to the negotiation, execution, delivery, administration, amendment and termination of such agreements shall be to act in good faith and in a commercially reasonable manner as established by applicable usages of trade; and

                 (v)   The foregoing provisions are
specifically included herein for the benefit of the Partnership and all the Partners to enable the Partnership to operate efficiently and expeditiously, consistent with the standards set forth.

          12.7 Restrictions on Certain Partnership Decisions. The following Partnership decisions shall require the written consent of the Limited Partner and the unanimous approval of the board of directors of the manager of the general partner of the General Partner:

                 (a)   The dissolution and winding up of the
Partnership;
                 (b)   The sale, exchange or other transfer
of all or substantially all the assets of the Partnership;

                 (c)   The merger or consolidation of the
Partnership with or into any other entity;

                 (d)   The incurrence of any indebtedness or
other liabilities except for (i) indebtedness described in
Section 8 hereof, and (ii) other indebtedness or liabilities incurred in connection with and relating to the ownership and operation of the Property, provided that the Limited Partner does not have any personal liability for such other indebtedness or liabilities;

                 (e)   The commencement by the Partnership of
a voluntary case under the federal bankruptcy laws or any other applicable bankruptcy or insolvency laws, or the application for or consent to the appointment of a receiver, trustee, liquidator or custodian of the Partnership or the Property;

                 (f)   The settlement of any lawsuit or
claims that would impose any personal liability on Carlyle
Seattle Associates as a Limited Partner or in its previous capacity as a general partner in the Wright-Carlyle General
Partnership;

                (g)    Take any action that would impose
personal liability on the Limited Partner; or

                 (f)   A change in the purpose of or nature
of the business of the Partnership or the acquisition of any additional real property, other than the acquisition by the Partnership of a fee interest in the land which has been leased to the Partnership and upon which is situated the First Interstate Center.

     13.  Status of Limited Partner.

          13.1 No Participation in Management. Except as specifically provided in Section 12.7 herein, no Limited Partner shall take part in the conduct or control of the Partnership's business or the management of the Partnership, or have any right or authority to act for or on the behalf of, or otherwise bind, the Partnership.

          13.2 Limitation of Liability. No Limited Partner shall have, solely by virtue of his status as a Limited Partner in the Partnership, any personal liability whatever, whether to the Partnership, to any Partners or to the creditors of the Partnership, for the debts or obligations of the Partnership or any of its losses beyond the amount committed by him to the capital of the Partnership.

          13.3 Death or Incapacity of Limited Partner. The death, legal incapacity, dissolution, termination, merger, consolidation or bankruptcy of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Net Income and Net Loss of the Partnership, to receive distributions from the Partnership and to assign an interest in the Partnership pursuant to Section 15.3 hereof shall, on the happening of such an event, devolve upon such Limited Partner's executor, administrator, guardian, conservator, or other legal representative or successor, as the case may be, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in any such event such legal representative or successor, or any assignee of such legal representative or successor shall be admitted to the Partnership as a Limited Partner only in accordance with and pursuant to all of the terms and conditions of Section 15.4 hereof.

          13.4 Recourse of Limited Partner. The Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and share of Net Income and Net Loss thereof and shall have no recourse therefor, upon dissolution or otherwise, against the General Partner.

          13.5 No Right to Property. No Limited Partner, regardless of the nature of his contributions to the capital of the Partnership, shall have any right to demand or receive any distribution from the Partnership in any form other than cash, upon dissolution or otherwise.

     14.  Books and Records, Accounting, Reports and
          Statements and Tax Matters.

          14.1 Books and Records. The General Partner shall, at the expense of the Partnership, keep and maintain, or cause to be kept and maintained, the books and records of the Partnership on the same method of accounting as utilized for federal income tax purposes.

          14.2 Annual Accounting Period. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending December 31 of each year, except for the final accounting period which shall end on the date of termination of the Partnership. All references herein to the "fiscal year of the Partnership" are to the annual accounting period described in the preceding sentence, whether the same shall consist of twelve months or less.

          14.3 General Partner's Reports to Limited Partner.
The General Partner shall send at Partnership expense to the Limited Partner the following:

               (a)  Within seventy-five (75) days after the
end of each fiscal year of the Partnership, such information as shall be necessary for the preparation by such Partner of his federal income tax return which shall include a computation of the distributions to such Partner and the allocation to such Partner of Net Income or Net Loss, as the case may be; and

               (b)  Within one hundred twenty (120) days
after the end of each fiscal quarter of the Partnership, a quarterly report, which shall include:

                 (i)   A balance sheet;

                (ii)   A statement of income and expenses;

               (iii)   A statement of changes in Partners'
capital; and

                (iv)   A statement of the balances in the
Capital Accounts of the Partners.

          14.4 Right to Examine Records. The Limited Partner shall be entitled, upon written request directed to the Partnership, to review the records of the Partnership at all reasonable times and at the location where such records are kept by the Partnership.

          14.5 Tax Matters Partner. Should there be any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership, the General Partner may expend such funds as it deems necessary and advisable in the interest of the Partnership to resolve such controversy satisfactorily, including, without being limited thereto, attorneys' and accounting fees. The General Partner is hereby designated as the "Tax Matters Partner" as referred to in Section 6231(a)(7)(A) of the Code, and is specially authorized to exercise all of the rights and powers now or hereafter granted to the Tax Matters Partner under the Code. The Limited Partner shall continue to function as the tax matters partner with respect to all taxable years of the General Partnership.

     Any cost incurred in the audit by any governmental authority of the income tax returns of a Partner (as opposed to the Partnership) shall not be a Partnership expense. The General Partner agrees to consult with and keep the Limited Partner advised with respect to any income tax audit of a Partnership income tax return, and the Limited Partner shall have the right to review and approve any compromise or settlement concerning income tax audits, provided that such approval shall not be unreasonably withheld.

          14.6 Tax Returns. The General Partner shall, at Partnership expense, cause the Partnership to prepare and file a United States Partnership Return of Income and all other tax returns required to be filed by the Partnership for each fiscal year of the Partnership. The Limited Partner shall have the right to review and approve such return, which approval shall not be unreasonably withheld.

          14.7 Tax Elections and Other Matters. The General Partner shall be permitted in its discretion to determine whether the Partnership should make an election pursuant to
Section 754 of the Code to adjust the basis of the assets of the Partnership. Each of the Partners will, upon request, supply any information necessary to properly give effect to any such election. In addition, the General Partner, with the consent of the Limited Partner (which consent shall not be unreasonably withheld) shall be authorized to cause the Partnership to make and revoke any other elections for federal income tax purposes as it deems appropriate, necessary, or advisable. The General Partner shall, in its sole discretion, allocate Partnership liabilities (solely for federal income tax purposes) in an manner that is consistent with the Treasury Regulations and the economic interests of the Partners.

     15.  Transfers of Limited Partnership Interests;
          Withdrawal and Admission of Limited Partners.

          15.1 General Prohibition. The Limited Partner may not voluntarily or involuntarily, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of, or mortgage, pledge, hypothecate or otherwise encumber, or permit or suffer any encumbrance of, all or any part of his interest in the Partnership, except as provided in this
Section 15. Any other purported sale, transfer, assignment, pledge or encumbrance shall be null and void and of no force or effect whatsoever.

          15.2 No Withdrawal of Limited Partner.  No Limited
Partner shall have the right to withdraw from the Partnership except as otherwise provided in this Agreement.

          15.3 Transfers by Limited Partner.

               (a)  Subject to any restrictions on
transferability required by law or contained elsewhere in this Agreement, the Limited Partner may transfer its entire interest in the Partnership upon satisfaction of the following conditions:

                 (i)   The transfer shall be approved by the
unanimous affirmative vote of the board of directors of the manager of the general partner of the General Partner;

                (ii)   The transferor and transferee shall
have executed and acknowledged such reasonable and customary instruments as the General Partner may deem necessary or desirable to effect such transfer; and

               (iii)   The transfer does not violate any
applicable law or governmental rule or regulation, including without limitation any federal or state securities laws.

               (b) At the time of a transfer of any Limited Partner's interest, whether or not such transfer is made in accordance with this Section 15.3, all the rights possessed as a Limited Partner in connection with the transferred interest, which rights otherwise would be held either by the transferor or the transferee, shall terminate against the Partnership unless the transferee is admitted to the Partnership as a substitute Limited Partner pursuant to the provisions of Section 15.4 hereof; provided, however, that if the transfer is made in accordance with this Section 15.3, such transferee shall be entitled to receive distributions to which his transferor would otherwise be entitled from and after the effective date of such transfer, which date shall be specified by the General Partner and shall be no later than the last day of the calendar month following the first calendar month during which the General Partner has received notice of the transfer and all conditions precedent to such transfer provided for in this Agreement have been satisfied. The Partnership and the General Partner shall be entitled to treat the transferor as the recognized owner of such interests until such effective date and shall incur no liability for distributions made in good faith to the transferor prior to the effective date.

               (c)  Notwithstanding any other provision of
this Agreement, the Limited Partner may not transfer its interest in any case if such a transfer, when aggregated with all other transfers within a twelve (12) month period, would cause the termination of the Partnership as a partnership for federal income tax purposes pursuant to Section 708 of the Code, unless such transfer has been previously approved by the General Partner.

          15.4 Admission of Transferees as Limited Partners.

               (a) No transferee of a Limited Partner shall be admitted as a Limited Partner unless all of the following conditions have been satisfied:

                 (i)   The transfer complies with
Section 15.3;

                (ii)   The further written consent of the
General Partner (authorized by the unanimous affirmative vote of the board of directors of the manager of the general partner of the General Partner) to such transferee being admitted as Limited Partner is first obtained, which consent may be arbitrarily withheld;

               (iii)   The prospective transferee has
executed an instrument, in form and substance satisfactory to the General Partner, accepting and agreeing to be bound by all the terms and conditions of this Agreement, including the power of attorney set forth in Article 19 hereof, and has paid all expenses of the Partnership in effecting the transfer;

                (iv)   All requirements of the Act regarding
the admission of a transferee Limited Partner have been complied with by the transferee, the transferring Limited
Partner, and the Partnership; and

                 (v)   Such transfer is effected in
compliance with all applicable state and federal securities laws.

               (b) In the event of a transfer complying with all the requirements of Section 15.3 hereof and the transferee being admitted as a Limited Partner pursuant to this Section 15.4, the General Partner, for itself and for each Limited Partner pursuant to the Power of Attorney granted by each Limited Partner pursuant to the Power of Attorney granted by each Limited Partner, shall execute an amendment to this Agreement and file an amended certificate for the Partnership. Unless named in this Agreement, as amended from time to time, no person shall be considered a Partner; and the Partnership, each Partner, and any other person having business with the Partnership need deal only with Partners so named and shall not be required to deal with any other person by reason of a transfer by, or by reason of the death of, a Partner, except as otherwise expressly provided herein.

     16.  Transfers of General Partnership Interests;
          Withdrawal and Admission of General Partner.

          16.1 No Withdrawal of the General Partner.  The
General Partner shall have no right to withdraw from the Partnership except as otherwise provided in this Agreement.

          16.2 Death or Incompetency of General Partner.  A
General Partner shall cease to be a general partner of the Partnership upon the death, bankruptcy, dissolution, or adjudication of incompetency of such General Partner.

          16.3 Transfer by General Partner; Admission of Additional or Successor General Partner. The General Partner may not transfer its interest as a general partner, or any part thereof, to a third party and no additional or successor general partner(s) shall be admitted to the Partnership, except as follows:

               (a)  With the consent of the Limited Partner
and upon the unanimous affirmative vote of the board of directors of the manager of the general partner of the General Partner, the General Partner may at any time designate one or more persons to be successors to the General Partner or to be an additional general partner, in each case with such participation in the General Partner's interest as the General Partner and such successor or additional general partner or general partners may agree upon. In the event that one or more general partners shall be so designated and approved, this Agreement shall be appropriately amended to provide for the participation of such additional or successor general partner or general partners.

               (b)  Nothing herein shall prohibit the
assignment, pledge or other grant of a security interest in a General Partner's interest in profits and surplus and its right to participate in the management of the Partnership and in all revenues, fees, distributions and other amounts payable to the General Partner by the Partnership, as collateral for any loan, and, in connection therewith, a General Partner may permit a creditor to require information and accounting of Partnership transactions and to inspect Partnership books, and nothing herein shall restrict any creditor's rights with respect to such security interest, including any secured collateral realization procedures.

               (c)  Notwithstanding any other provision of
this Agreement, the General Partner may not transfer its interest in any case if such transfer, when aggregated with all other transfers within a twelve (12) month period, would cause the termination of the Partnership as a partnership for federal income tax purposes pursuant to Section 708 of the Code unless such transfer shall be approved by the Limited Partner.

     17.  Dissolution, Winding Up and Termination.

          17.1 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of any of the following events:

               (a) Expiration of the term of the Partnership stated in Section 6 hereof;

               (b)  Subject to Section 12.7, entry of a
decree of judicial dissolution pursuant to the Act;

               (c)  Subject to Section 12.7, the sale or
other disposition of all or substantially all of the assets of the Partnership; or

               (d)  The death, bankruptcy, dissolution or
adjudication of incompetency of a General Partner, unless:

                    (i)  At the time of the occurrence of any
of such events there is at least one other General Partner, in which case the business of the Partnership shall be carried on by the remaining General Partner(s); or

                   (ii)  Within ninety (90) days of the
occurrence of any such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment of one or more general partners which shall succeed to all of the management rights and responsibilities of the General Partner hereunder.

In the event the business of the Partnership is carried on pursuant to (i) or (ii) above, the interest of the deceased, bankrupt, dissolved or incompetent General Partner in Net Income and Net Loss, and its Capital Account shall be converted to a limited partner interest but shall otherwise be maintained and continued.

          17.2 Winding Up.  Upon dissolution of the
Partnership for any reason, the General Partner shall commence to wind up the affairs of the Partnership and to liquidate its assets. The General Partner shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation. Pending such sales, the General Partner shall have the right to continue to operate or otherwise deal with the assets of the Partnership. A reasonable time shall be allowed for the orderly winding up of the business of the Partnership and the liquidation of its assets and the discharge of its liabilities to creditors so as to enable the General Partner to minimize the normal losses attendant upon a liquidation, having due regard to the activity and condition of the relevant markets for the Partnership properties and general financial and economic conditions. Any Partner may be a purchaser of any properties of the Partnership upon liquidation of the Partnership's assets, including, without limitation, any liquidation conducted pursuant to a judicial dissolution or otherwise under judicial supervision; provided, however, that the purchase price and terms of sale are fair and reasonable to the Partnership.

          17.3 Allocation of Net Income and Net Loss Upon
Termination or Sale.  Subject to the provisions of Section
10.3 through 10.5 above, All Net Income and Net Loss upon dissolution of the Partnership or from sale or other disposition of all or substantially all of the Property, shall be allocated as follows:

          (a)  Net Loss shall be allocated to WR Properties.

          (b)  Net Income shall be allocated as follows:

               (1)  First, to the Limited Partner in the
amount of its negative Capital Account, if any, until its Capital Account is increased to zero;

               (2) Second, to WR Properties in the amount of its negative Capital Account, if any, until its Capital
Account is increased to zero;

               (3)  Third, 100% to WR Properties until its
Capital Account balance equals the sum of the amounts specified in Sections 9.2A(1) and (2);

               (4)  Fourth, among Carlyle and WR Properties
in the amounts and proportions necessary, if any, to increase Carlyle's Capital Account to the amount specified for it in
Section 9.2A(3) and to increase WR Properties' Capital Account to equal the sum of the amounts specified for it in Sections 9.2A(1), (2) and (3);

               (5) Fifth, among Carlyle and WR Properties in the amounts and proportions necessary, if any, to increase Carlyle's Capital Account to equal the sum of the amounts specified for it in Sections 9.2A(3) and (4)(a), and to increase WR Properties' Capital Account to equal the sum of the amounts specified for it in Sections 9.2A(1), (2), (3) and (4)(a);

               (6) Sixth, among Carlyle and WR Properties in the amounts and proportions necessary, if any, to increase Carlyle's Capital Account to equal the sum of the amounts specified for it in Sections 9.2A(3), (4)(a) and 4(b), and to increase WR Properties' Capital Account to equal the sum of the amounts specified for it in Sections 9.2A(1), (2), (3),
(4)(a) and (4)(b);

               (7)  Thereafter, among all remaining amounts
of Net Income shall be allocated 74.975% to WR Properties and 25.025% to Carlyle.

          17.4 Distributions. Prior to making distributions in dissolution to the Partners, the General Partner shall first pay or make provision for all debts and liabilities of the Partnership and all expenses of liquidation. Subject to the right of the General Partner to set up such cash reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of liquidation and any other funds of the Partnership shall be distributed as follows:

          (a)  To the Partners in proportion to their Capital
Account balances, as adjusted by the allocations provided for in Section 17.3;

          (b) It is intended and anticipated that the amount of cash distributable upon a termination or dissolution of the Partnership should equal the sum of the Partners' Capital Accounts, after adjustment of such balances in accordance with Sections 10 and 17.3, and that, therefore, all cash will be distributable under Section 17.4(a). If, however, there is any remaining amount to distribute, such balance shall be distributed to the Partners in proportion to their Percentage Interests.

          17.5 Certificate of Cancellation; Report;
Termination. Upon the dissolution and commencement of winding up of the Partnership, the General Partner shall execute and file a certificate of cancellation of the Partnership. Within a reasonable time following the completion of the liquidation of the Partnership's assets, the General Partner shall prepare and furnish to each Partner, at the expense of the Partnership, a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and the amount of each Partner's distribution pursuant to Section 17.4 hereof. Upon completion of the liquidation and distribution of all Partnership funds, the Partnership shall terminate and the General Partner shall have the authority to execute and file all documents required to effectuate the termination of the Partnership.

     18.  Special and Limited Power of Attorney.

          (a)  The General Partner, with full power of
substitution, shall at all times during the existence of the Partnership have a special and limited power of attorney as the authority to act in the name and on the behalf of the Limited Partner to make, execute, swear to, verify, acknowledge and file the following documents and any other documents deemed by the General Partner to be necessary for the business of the Partnership:

               (i) This Agreement, any separate certificates of limited partnership, fictitious business name statements, as well as any amendments to the foregoing which, under the laws of any state, are required to be filed or which the General Partner deems it advisable to file;

               (ii) Any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by an governmental agency, or which the General Partner deems it advisable to file; and

               (iii) Any instrument or document which may be required to effect the continuation of the Partnership, the admission of a General or Limited Partner, the transfer of a Partnership Interest, or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement), or to reflect any increases or reductions in amount of contributions of Partners.

          (b) The special and limited power of attorney granted to the General Partner:

               (i)  Is a special and limited power of
attorney coupled with an interest, is irrevocable, shall survive the death or incompetency of the granting Limited
Partner, and is limited to those matters herein set forth;

               (ii) May be exercised by the General Partner for the Limited Partner by listing the Limited Partners executing any instrument with a single signature acting as attorney-in-fact for all of them;

               (iii) Shall survive a transfer by a Limited
Partner of such Limited Partner's interest in the Partnership pursuant to Section 15.3 hereof for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument or document necessary or appropriate to admit a transferee as a Limited Partner; and

               (iv) Notwithstanding the foregoing, in the event that the General Partner ceases to be a General Partner in the Partnership, the power of attorney granted by this
Section 18 shall terminate immediately with respect to such General Partner.

     19. Amendments. Except as otherwise provided by law, this Agreement may be amended only upon the unanimous affirmative vote of the board of directors of the manager of the general partner of the General Partner, provided, however, if the amendment would have an adverse affect upon the Limited Partner, the written consent of the Limited Partner shall also be required.

     20.  Miscellaneous.

          20.1 Notices. Any notice, offer, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) five days after being mailed by first class mail, postage prepaid, if to the Partnership or to a General Partner, to the office described in Section 4 hereof, or if to a Limited Partner, to his last known address. Any Partner may change his address for the purpose of this Section 20.1 by giving notice of such change to the Partnership, such change to become effective on the tenth day after such notice is given.

          20.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understandings among them, oral or written, all of which are hereby cancelled. This Agreement may not be modified or amended other than pursuant to
Section 19 hereof.

          20.3 Captions; Pronouns. The paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience of reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

          20.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

          20.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Washington.

          20.6 Certain Covenants Regarding Operation of the
Partnership.   The Partnership shall at all times hold itself
out as an entity separate from any other person or entity, and shall:

               (a)  Maintain its books and records separate
from those of any other person or entity;

               (b) Not commingle any of its assets with the assets of any other person or entity;

               (c)  Conduct its business in the name of the
Partnership;

               (d)  Prepare financial statements that are
separate from and not consolidated with the financial statements of any other person or entity;

               (e)  Pay all of its indebtedness and other
liabilities out of Partnership funds;

               (f)  Observe all formalities of a limited
partnership under the Act;

               (g) Pay the salaries of any employees of the Partnership out of Partnership funds;

               (h)  Not guarantee or otherwise become
obligated for the debts of any other person or entity, except guaranties by indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (i)  Pay a fair and reasonable allocation of
any overhead for shared office space;

               (j)  Use separate stationary, invoices and
checks for Partnership business; and

               (k) Not pledge its assets for the benefit of any other entity, except to secure the indebtedness referred to in Section 12.7(d)(i) above.


     GENERAL PARTNER:         Wright Runstad Properties L.P.,
                              a Delaware limited partnership

                              By:  Wright Runstad Asset
                                   Management L.P., a
                                   Washington limited
                                   partnership
                                   General Partner

                              By:  WRAM Inc., a Washington
                                   corporation
                                   General Partner


                              By:
                                 Name:

                                 Title:



     LIMITED PARTNER:         CARLYLE SEATTLE ASSOCIATES,
                              a general partnership

                              By: CARLYLE REAL ESTATE LIMITED
                                  PARTNERSHIP-XII,
                                  a limited partnership,
                                  General Partner

                                  By: JMB REALTY CORPORATION,
                                      a Delaware corporation,
                                      General Partner


                                    By:
                                       Name:

                                       Title:


                              By: CARLYLE REAL ESTATE LIMITED
                                  PARTNERSHIP-X, a limited
                                  partnership,
                                  General Partner

                                  By:  JMB REALTY CORPORATION
                                      a Delaware corporation,
                                      General Partner

                                      By:
                                         Name:
                                         Title: